UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 22, 2010

A. H. BELO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-33741 (Commission File Number)	38-3765318 (I.R.S. Employer Identification No.)

P. O. Box 224866
Dallas, Texas (Address of principal executive offices)	75222-4866 (Zip Code)
Registrant’s telephone number, including area code: (214) 977-8200
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On September 22, 2010, Ronald D. McCray was elected as a director of A. H. Belo Corporation (the Company). The effective date of his election is September 23, 2010. He will serve on each of the Company’s three standing committees — the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. A copy of the press release announcing his election is furnished herewith as Exhibit 99.1.
Mr. McCray’s term will expire at the Company’s Annual Meeting of Shareholders in May 2011, when he will be eligible for re-election by shareholders. Consistent with the Company’s non-employee director compensation arrangements, Mr. McCray will receive a prorated amount of the A. H. Belo directors’ annual $112,000 retainer package, or approximately $73,337 for the balance of the service year, one-half of which will be paid in cash, and the remainder in time-based restricted stock units. Mr. McCray has no family relationship with any other director or executive officer of the Company and, other than his role as a director, he has no other material relationship with the Company.
(e) On September 22, 2010, the Compensation and the Nominating and Corporate Governance Committees of the Company’s Board of Directors ratified retention and relocation arrangements for John C. McKeon, President and General Manager of The Dallas Morning News, Inc., a subsidiary of the Company, and a member of the Company’s Management Committee. In connection with the retention and relocation agreement accepted by Mr. McKeon on September 22, 2010, Mr. McKeon’s base salary has been set at $400,000 with a target bonus opportunity set at 60% of his base salary. He will be eligible to receive equity awards under the terms of the Company’s Incentive Compensation Plan.
In addition, Mr. McKeon will receive a $407,886 retention bonus ($300,000 net after tax), together with relocation assistance in moving his residence to Dallas, Texas from California. If Mr. McKeon’s California residence does not sell by a certain date next year, the Company has agreed to purchase the residence from Mr. McKeon for an agreed-in-advance average market value determined by an independent investment analysis and appraisal. Mr. McKeon will also be entitled to reimbursement, with tax gross-ups, for closing costs on the sale of his California home, as well as moving and other relocation expenses. Mr. McKeon will also be reimbursed for the cost of his monthly mortgage payments, taxes, insurance and homeowners’ association fees on a Texas home that he purchases for the period of time during which he owns both Texas and California homes. The aggregate amount of Company reimbursement for Mr. McKeon’s closing costs and relocation expenses is estimated to be $446,635 (approximately $328,500 net after tax).
If Mr. McKeon voluntarily resigns from the Company or The Dallas Morning News, Inc. during the three-year period ending September 22, 2013, he will be required to repay the Company for all or a portion of the after-tax amount of the retention bonus and relocation benefits as follows:

Time Period	Repayment %	Estimated Repayment

On or Before September 22, 2011	100%	$628,500
September 23, 2011 — September 22, 2012	75%	$471,375
September 23, 2012 — September 22, 2013	50%	$314,250
Mr. McKeon’s retention and relocation agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits.

10.1	John C. McKeon Retention and Relocation Agreement effective September 22, 2010*

99.1	Press Release Announcing New Director Election dated September 23, 2010

*	Confidential treatment has been requested with respect to portions of this Exhibit. The omitted portions of this Exhibit have been separately filed with the Securities and Exchange Commission.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 28, 2010	A. H. BELO CORPORATION
	By:	/s/ Daniel J. Blizzard
Daniel J. Blizzard
Senior Vice President and Secretary

EXHIBIT INDEX

10.1	John C. McKeon Retention and Relocation Agreement effective September 22, 2010*
99.1	Press Release Announcing New Director Election dated September 23, 2010

*	Confidential treatment has been requested with respect to portions of this Exhibit. The omitted portions of this Exhibit have been separately filed with the Securities and Exchange Commission.